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                                                                    Exhibit 23.1

                       Consent of KPMG Peat Marwick LLP

The Board of Directors and Shareholders
Factory Card Outlet Corp.:

We consent to incorporation by reference in the registration statements on Form S-8 (File nos. 333-21645, 333-22435, 333-30437 and 333-45461) of Factory Card
Outlet Corp. of our reports dated March 6, 1998, relating to the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of January 31, 1998 and June 28, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the transition period ended January 31, 1998 and each of the fiscal years in the three-year period ended June 28, 1997 and the related financial statement schedule, which reports appear in the transition report on Form 10-K of Factory Card Outlet Corp.


                                       /s/ KPMG PEAT MARWICK LLP

Chicago, Illinois
April 23, 1998